Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Flywire Corporation

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(4)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Voting common stock, par value $0.0001 per share	Rule 457(h) Rule 457(c)	5,465,046 (2)	$26.2425 (4)	$143,416,469.66	0.00011020	$15,804.49
Equity	Voting common stock, par value $0.0001 per share	Rule 457(h) Rule 457(c)	1,093,009 (3)	$22.3061 (4)	$24,380,795.38	0.00011020	$2,686.76
Total Offering Amounts					$167,797,265.04		$18,491.25
Total Fee Offsets							—
Net Fee Due							$18,491.25

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s voting common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under (a) the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) and (b) the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable. Common Stock issuable under the 2021 EIP and 2021 ESPP were previously registered on a Registration Statement on June 2, 2021 (File No. 333-256695) and March 29, 2022 (File No. 333-263956).

(2)

Represents 5,465,046 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2021 EIP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 EIP (the “2021 EIP Evergreen Shares”). The number of shares of Common Stock available for issuance under the 2021 EIP is subject to an automatic annual increase on the first day of each fiscal year of the Registrant equal to the least of (i) 5% of the total number of Common Stock actually issued and outstanding on the last day of the preceding fiscal year, or (ii) a number of shares of Common Stock determined by the Registrant’s board of directors.

(3)

Represents 1,093,009 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2021 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 ESPP (the “2021 ESPP Evergreen Shares”). The number of shares of Common Stock available for issuance under the 2021 ESPP is subject to an automatic annual increase on the first day of each fiscal year of the Registrant equal to the least of (i) one percent (1%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) 2,000,000 shares of Common Stock, or (iii) a number of shares of Common Stock determined by the Registrant’s board of directors.

(4)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the 2021 EIP Evergreen Shares are based upon the average of the high and low prices of the Common Stock on March 14, 2023, as reported on the Nasdaq Global Select Market, which date is within five business days prior to the filing of this Registration Statement. The price per share and aggregate offering price of the 2021 ESPP Evergreen Shares are based upon the average of the high and low prices of the Common Stock on March 14, 2023, as reported on the Nasdaq Global Select Market, which date is within five (5) business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the 2021 ESPP.

(5)	The Registrant does not have any fee offsets.